

Matthew Wong (b. 1984–2019)

Download deal sheet



After reviewing 40 others, Masterworks agreed to privately acquire the Painting which is fresh to market after remaining in the same private collection since it was originally executed in 2017.

INVESTMENT THESIS

Initial Offering Price
$3,053,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$6.0m
$4.0m
$2.0m
$0.0m
21
22
23

Price Appreciation of Similar Works
54.2%

Sharpe Ratio (1995-2021) watch video

Matthew Wong	Speculative
All Art	0.55
S&P 500	0.56

72% Progress

INVEST NOW



Matthew Wong

(b. 1984–2019)

Why we like this offering

- Since Matthew Wong sadly passed away in 2019 at the young age of 35, the artist's market has seen considerable growth and has been the subject of numerous institutional shows.
- In October 2022, the Dallas Museum of Art – opened "The Realm of Appearances," the first retrospective and U.S. museum exhibition devoted to Wong's work. Featuring approximately fifty paintings, the exhibition charted the artist's short career and ran through February 2023.
- Our acquisitions team has reviewed almost 40 examples of work by Wong from around the world, some of which are priced in excess of $1 million. Of these 40 works, this is the fifth we have selected to be offered on the Masterworks platform.
- Executed in 2017, two years before the artist's tragic death, the Painting depicts a landscape consisting of a vibrant garden with trees and fauna at the base of a mountain on the horizon line. In the background, a sunrise sets the sky ablaze with bands of bright color while the moon and stars begin to fade away into the light.
- Landscape paintings are among the most desirable works by Wong and as of May 3, 2023, account for nine of his top ten auction price records. These are led by: *River at Dusk* (2018), which represents the artist's top auction price record after being sold for $6,662,115 in April 2023, as well as *The Night Watcher* (2018) which represents the artist's second highest auction price record after being sold for $5,897,150 in May 2022.
- As of May 3, 2023, examples similar in scale and composition with the Painting have sold at auction in excess of $2 million and include: *Yellow Brick Road* (2018), which sold for $3,728,393 at Christie's, in December 2021, *The Reader* (2017), which sold for $2,329,000 at Phillips, in June 2021 and *Far Away Eyes* (2017), which sold for $2,716,825 at Phillips in November 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$28,946,336	21	$4,871,040


Average Prices
1.4M
1M
689.2K
344.6K
10 11 12 13 14 15 16 17 18 19 20 21


Turnover by Year
28.9M
21.7M
14.5M
7.2M
10 11 12 13 14 15 16 17 18 19 20 21


Lots Auctioned
Sold
Unsold
23
17.25
11.5
5.75
10 11 12 13 14 15 16 17 18 19 20 21

Initial Offering Price	**$3,053,000**
Offering Circular	sec.gov/edgar

Painting







About Matthew Wong

Matthew Wong (b. 1984, Toronto, Canada; d. 2019, Edmonton, Canada) was a self-taught artist remembered for his vibrant landscapes and interior scenes, painted in a style reminiscent of Post-Impressionist artists like Vincent Van Gogh and Édouard Vuillard. In the wake of the artist's passing in 2019 at the age of 35, Wong's market has seen significant growth and the artist has been the subject of several notable institutional shows.

INVEST NOW

MATTHEW WONG

b. 1984 – d. 2019, CANADA

Oil on canvas | 40 × 30 in. (102 × 76 cm.)

Matthew Wong was a self-taught artist remembered for his vibrant landscapes and interior scenes, painted in a style reminiscent of Post-Impressionist artists like Vincent Van Gogh and Édouard Vuillard



$3,053,000

INITIAL OFFERING

54.2%	**59.7%**
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	ANNUAL GROWTH OF RECORD PRICE[2]

The Painting is a characteristic medium-scale example of Matthew Wong's vibrant and expressive style, which plays on a rich tradition of art historical precedents. Executed in 2017, two years before the artist's tragic death, the Painting depicts a landscape consisting of a vibrant garden with trees and fauna at the base of a mountain on the horizon line. In the background, a sunrise sets the sky ablaze with bands of bright color while the moon and stars begin to fade away into the light. The Painting features Wong's distinct, impasto brushstrokes that create a sense of texture and movement throughout the composition. The Painting's staccato-like brushstrokes and rich color recall the animated stippling that typified the works of Vincent Van Gogh, with whom Wong's work has long been associated, while the presence of a solitary figure, who is diminished yet also blends within the landscape, may recall the vistas of Caspar David Friedrich and German Romanticism. Landscape paintings are among the most desirable works by Wong and as of May 3, 2023, account for nine of his top ten auction price records. These are led by: *River at Dusk* (2018) which represents the artist's top auction price record after being sold for HKD 52,297,000 ($6,662,115) at Sotheby's, Hong Kong, on April 5, 2023, and before that for HKD 37,760,000 ($4,871,567) at Phillips, Hong Kong on December 3, 2020, as well as *The Night Watcher* (2018) which represents the artist's second highest auction price record after being sold for $5,897,150 at Sotheby's, New York on May 19, 2022. As of May 3, 2023, examples similar in scale and composition to the Painting have sold at auction in excess of $2,300,000 and include: *Yellow Brick Road* (2018), which sold for HKD 29,050,000 ($3,728,393) at Christie's, Hong Kong, on December 1, 2021, *The Reader* (2017), which sold for $2,329,000 at Phillips, New York, on June 23, 2021 and *Far Away Eyes* (2017), which sold for HKD 21,183,000

AS OF MAY 3, 2023, WONG'S TOP THREE AUCTION RECORDS ARE LED BY: *THE NIGHT WATCHER* (2018), WHICH SOLD FOR $5,897,150 ON MAY 19, 2022 AT SOTHEBY'S, NEW YORK, *GREEN ROOM* (2017), WHICH SOLD FOR $5,340,000 ON MAY 10, 2022 AT CHRISTIE'S, NEW YORK, AND *NIGHT CROSSING* (2018), WHICH SOLD FOR $4,860,000 AT SOTHEBY'S, NEW YORK, ON NOVEMBER 18, 2021.

($2,716,825) at Phillips and Poly, Hong Kong, on November 30, 2021. The Painting's execution, subject, and period make it a commercial and desirable work by Matthew Wong.

In the wake of Matthew Wong's death in 2019, market interest for his work has steadily increased. As of May 3, 2023 all of his top ten auction records have been set since October 2020 and are dominated by his vibrant, expressive landscapes and interior scenes. In June 2020, *The Realm of Appearances* (2018), the namesake of his first aforementioned retrospective exhibition, sold at auction for $1.8 million, more than 20 times its low estimate, while *Shangri-La* (2017), a large-scale landscape painting sold for $4.47 million four months later, eclipsing its low estimate of $500,000. Thirteen buyers from around the globe registered to bid on the work. As of May 3, 2023, Wong's top three auction records are led by: *The Night Watcher* (2018), which sold for $5,897,150 on May 19, 2022 at Sotheby's, New York, *Green Room* (2017), which sold for $5,340,000 on May 10, 2022 at Christie's, New York, and *Night Crossing* (2018), which sold for $4,860,000 at Sotheby's, New York, on November 18, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[3,4]


$7.0M
$5.3M
$3.5M
$1.8M
2020
2021
2022
2023

Matthew Wong (b. 1984, Toronto, Canada – d. 2019, Edmonton, Canada) was a self-taught artist remembered for his vibrant landscapes and interior scenes, painted in a style reminiscent of Post-Impressionist artists like Vincent Van Gogh and Édouard Vuillard. He earned a Bachelor's of Art in cultural anthropology in 2007 from the University of Michigan, and a Masters of Fine Art in photography from the School of Creative Media at the City University of Hong Kong in 2013. After completing his Masters, the artist's focus shifted to drawing, and then to painting landscapes by late 2014. In 2015, Wong, who conducted many of his relationships on social media, began to receive widespread attention for his work online and had his first solo exhibition at the Hong Kong Visual Arts Center. A year later, curator Matthew Higgs included Wong's work in "Outside," an exhibition for Karma Gallery at their outpost in Amagansett, N.Y. In 2018, Karma mounted the artist's first solo exhibition in New York, which again was received positively by critics and collectors. In October 2019, Wong died by suicide at his home in Edmonton, Alberta at the age of thirty-five. The following month, a posthumous second solo show titled "Blue" opened at Karma. In the wake of his death, Matthew Wong has been the subject of several notable institutional shows, including a survey exhibition at the Art Gallery of Ontario, which opened in August 2021. In October 2022, the Dallas Museum of Art – the only museum that collected Wong's work during his lifetime, opened "The Realm of Appearances," the first retrospective and U.S. museum exhibition devoted to Wong's work.







1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Matthew Wong have a record price compound annual growth rate ("CAGR") of 59.7% from June 29, 2020 to December 31, 2022. This calculation is based on (i) a record price of $1,500,000 on June 29, 2020, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $4,850,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

4. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Matthew Wong with the following criteria: canvas paintings executed 2017-2019 that measure 20 x 20 to 80 x 80 inches, excluding interior scenes. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 54.2% CAGR implied from selected sales occurring from June 29, 2020 to April 5, 2023.

The information contained on the Masterworks.io web site has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks.io Terms of Use and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC'S EDGAR web site.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.

Certain Masterworks associated persons solicit in connection with Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC ("IndieBrokers") or Arete Wealth Management, LLC ("Arete"), or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1. Each of IndieBrokers and Arete is a registered broker dealer, a member of FINRA and a member of SIPC. Masterworks.io and its affiliates are independent and unaffiliated with IndieBrokers and Arete. To check the background of IndieBrokers and Arete and their respective representatives, visit FINRA's BrokerCheck. IndieBrokers is located at 485 Madison Ave, 15th Floor, New York, NY 10022 and Arete is located at 1115 W Fulton Market, 3rd Floor, Chicago, IL 60607. Investors solicited through a representative of IndieBrokers will find a brief summary of their relationship with IndieBrokers on the IndieBrokers Form CRS and investors solicited through a representative on Arete will find a brief summary of their relationship with Arete on the Arete Form CRS.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.